Exhibit 99.1

Contact: Tim Berryman

Director – Investor Relations

Medical Properties Trust, Inc.

(205) 969-3755

tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS CONTINUED DOUBLE DIGIT

GROWTH IN NORMALIZED FUNDS FROM OPERATIONS

Second Quarter Normalized FFO of $0.30 Reflects 15% and 12% Increases over Prior Year Quarter and Year to Date Periods; Announced Year to Date Acquisitions of $1.5 Billion Drive Additional FFO Growth Expectations

Birmingham, AL – August 4, 2015 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the second quarter ended June 30, 2015.

SECOND QUARTER AND RECENT HIGHLIGHTS

•	Achieved second quarter Normalized Funds from Operations (“FFO”) per diluted share of $0.30, up 15% compared to $0.26 per share reported in the second quarter of 2014; year to date Normalized FFO of $0.58 per share represents a 12% increase over the comparable period last year;

•	As previously disclosed, signed definitive agreements to acquire, for $900 million in cash, Capella Holdings, Inc. (“Capella”), which includes real estate investments of approximately $600 million and loans to and investments in operating entities of approximately $300 million; the acquisition is expected to close in the second half of 2015, subject to customary closing conditions including Hart-Scott-Rodino approval;

•	Initiated long term relationship with AXA Real Estate Investment Managers (“AXA Real Estate”) to co-invest with AXA-advised accounts for the acquisition of acute care hospitals in Spain and Italy; the aggregate commitment for MPT’s 50% interests in the hospitals approximates €112 million (approximately $122 million);

•	Completed the purchase of 30 MEDIAN facilities for an aggregate purchase price of approximately €627 million;

•	Completed construction of five Adeptus First Choice ER facilities (“Adeptus”) and commenced collection of rent at double digit cash rates; MPT is now receiving rent from 25 Adeptus facilities with 12 more under construction and 11 in pre-construction diligence;

•	Invested $44 million for the acquisition of two facilities in Lubbock, Texas, including a 60-bed inpatient rehabilitation hospital to be operated by Ernest Health (“Ernest”) and a 37-bed long term acute care hospital that is operated by a third party and subleased by Ernest to that operator;

•	Closed in May on an approximate $20 million development commitment for an Ernest inpatient rehabilitation hospital in Toledo, Ohio.

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income and reconciliations of net income to FFO and Adjusted Funds from Operations (“AFFO”), all on a basis comparable to 2014 results.

“Our double digit growth in Normalized FFO continues to demonstrate the benefits of our hospital real estate investment strategies and further validates investor expectations for even more growth in the near term,” said Edward K. Aldag, Jr., Chairman, President and CEO of Medical Properties Trust. “Last week’s announcement of the $900 million, immediately accretive Capella transaction is only the most recent example of our ability to drive growth by partnering with the best hospital operators. Along with additional investments this year in current tenants Prime, Ernest, Adeptus and MEDIAN, and a new relationship with AXA Real Estate in Europe, our total assets are approaching $6 billion and our diversification is better than ever,” said Aldag.

PORTFOLIO UPDATE

MPT has previously announced that it has entered into definitive agreements for the acquisition of a portfolio of seven acute care hospitals currently owned and operated by Capella, as well as an equity interest in the operator of the facilities for a combined purchase price of approximately $900 million. MPT and current Capella management, who will continue to manage and operate the facilities, have formed a joint venture that will be the acquiror of Capella and expect to complete these transactions in the second half of 2015.

As soon as practicable after closing of the merger, MPT will acquire from and lease back to Capella its interests in five acute care hospitals for an aggregate purchase price of approximately $390 million and fund loans secured by first lien mortgages on two hospitals for an aggregate of approximately $210 million. The blended GAAP yield will approximate 9.1% of the aggregate $600 million in real estate investments, which will be offset against the $900 million merger consideration. The remaining approximately $300 million investment in the operations of Capella will be in the form of a $290 million acquisition loan to Capella, which will have a fixed interest rate equivalent to the initial lease and mortgage loan rate, and a 49% interest by MPT in the equity of the operator, with management owning the remaining 51%.

Based on the lease and mortgage loan yields and the fixed interest rate on the acquisition loan, the transactions are expected to be immediately accretive to MPT’s Normalized FFO per share by $0.04 in the first year after closing. In addition, MPT’s interest in the equity of the operator is expected to result in $0.02 or more per share based on Capella’s recent operating results.

Also as previously announced, during the second quarter MPT executed a new $250 million master lease and development commitment with Adeptus for free-standing emergency facilities and executed sale and leaseback agreements for 32 MEDIAN properties, of which 30 have been acquired as of July 31. The 30 properties had an aggregate purchase price of €627 million; one facility with an approximate purchase price of €20 million is expected to close during the third quarter, leaving four facilities with an aggregate purchase price of €58 million expected to close during the remainder of 2015.

During the second quarter the Company established an arrangement with AXA Real Estate, a leading real estate portfolio and asset manager in Europe and globally, to pursue hospital real estate investment opportunities in Europe. MPT and AXA Real Estate have entered into two joint ventures, the first for the purchase of a general acute care hospital under development in Spain, and the second for the purchase of several acute care hospitals and a freestanding clinic in northern Italy. The acquisition costs of each venture will be evenly incurred by MPT and affiliates and clients of AXA Real Estate, with MPT’s portion expected to be approximately €112 million in the aggregate for all properties. Both joint ventures will be managed locally by affiliates of AXA Real Estate, and the properties will be leased under long-term agreements.

Aldag commented, “AXA Real Estate is an experienced investor in European real estate with strong local management resources that, when partnered with MPT’s unique expertise in hospital real estate, creates a powerful relationship. As we continue our growth and diversification strategy, we are very pleased to take this first step in what has the potential to become a growing, long-term relationship.”

Also during the second quarter, the Company executed a $20 million agreement with Ernest to develop an inpatient rehabilitation hospital in Toledo, Ohio pursuant to pre-existing master lease agreements. The Company and Ernest also acquired for aggregate consideration of $44 million a hospital campus in Lubbock, Texas that includes a 60-bed inpatient rehabilitation hospital to be operated by Ernest in a joint venture with a local not for profit system, and a 37-bed long term acute care hospital that Ernest will sublease to a third party operator.

After completion of construction and commencement of operations during the quarter of five Adeptus facilities, MPT is collecting rental payments on 25 facilities and expects to complete and place in service an additional nine facilities by December 31, 2015. Pursuant to the terms of the master lease agreements with Adeptus, MPT’s cash rents exceed 10% of its aggregate investments.

As of June 30, 2015, the Company had total gross assets of approximately $4.4 billion consisting of 167 properties in 28 states and in Germany and the United Kingdom. The properties are leased to or mortgaged by 28 hospital operating companies. Including completion of pending acquisition and development commitments, the Company projects total gross assets of approximately $5.8 billion comprising more than 195 hospital properties when achieved.

OPERATING RESULTS AND OUTLOOK

Normalized FFO for the second quarter increased 41% to $62.9 million compared with $44.5 million in the second quarter of 2014. Per share Normalized FFO increased 15% to $0.30 per diluted share in the second quarter compared with $0.26 per share in the second quarter of 2014.

Second quarter 2015 total revenues increased 30% to $99.8 million compared with $76.6 million for the second quarter of 2014.

Net income for the second quarter of 2015 was $22.4 million (or $0.11 per diluted share), up from net loss of $(0.2) million (or $0.00 per diluted share) in the second quarter of 2014.

Based solely on the completed and pending acquisitions, development projects currently ongoing, which does not include the new $250 million commitment to Adeptus, and the completion of the MEDIAN sale leaseback transactions, per share Normalized FFO is expected to range between approximately $1.28 and $1.32 on an annual run-rate basis. This estimate does not include potential earnings from MPT’s equity investment in Capella.

These estimates also do not include the effects, if any, of real estate operating costs, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. These estimates will change when the Company acquires or sells assets, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from investments in tenant operations vary from expectations, or existing leases do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Tuesday, August 4, 2015 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended June 30, 2015. The dial-in numbers for the conference call are 800-510-9691 (U.S.) and 617-614-3453 (international); both numbers require passcode 61786001. The conference call will also be available via webcast in the Investor Relations’ section of the Company’s website, www.medicalpropertiestrust.com.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of the Capella transaction; the Company’s financing of the transactions described herein; the satisfaction of all conditions to, and the timely closing (if at all) of the MEDIAN sale-leaseback transactions; Normalized FFO per share; expected payout ratio, the amount of acquisitions of healthcare real estate, if any; capital markets conditions, the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangement, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	June 30, 2015	December 31, 2014
Assets	(Unaudited)
Real estate assets
Land, buildings and improvements, and intangible lease assets	$2,663,249	$2,149,612
Construction in progress and other	56,762	23,163
Net investment in direct financing leases	455,020	439,516
Mortgage loans	437,587	397,594

Gross investment in real estate assets	3,612,618	3,009,885
Accumulated depreciation and amortization	(231,909)	(202,627)

Net investment in real estate assets	3,380,709	2,807,258
Cash and cash equivalents	45,904	144,541
Interest and rent receivables	56,792	41,137
Straight-line rent receivables	68,927	59,128
Other assets	673,793	695,272

Total Assets	$4,226,125	$3,747,336

Liabilities and Equity
Liabilities
Debt, net	$2,262,861	$2,201,654
Accounts payable and accrued expenses	130,505	112,623
Deferred revenue	27,541	27,207
Lease deposits and other obligations to tenants	9,341	23,805

Total Liabilities	2,430,248	2,365,289
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 250,000 shares; issued and outstanding — 207,804 shares at June 30, 2015 and 172,743 shares at December 31, 2014	208	172
Additional paid in capital	2,250,894	1,765,381
Distributions in excess of net income	(395,078)	(361,330)
Accumulated other comprehensive loss	(59,885)	(21,914)
Treasury shares, at cost	(262)	(262)

Total Equity	1,795,877	1,382,047

Total Liabilities and Equity	$4,226,125	$3,747,336

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues
Rent billed	$53,893	$45,928	$106,994	$88,889
Straight-line rent	5,252	3,178	9,980	5,366
Income from direct financing leases	12,808	12,263	25,363	24,479
Interest and fee income	27,848	15,191	53,425	30,915

Total revenues	99,801	76,560	195,762	149,649

Expenses
Real estate depreciation and amortization	14,956	12,442	29,712	26,131
Impairment charges	—	29,631	—	50,128
Property-related	530	(38)	881	700
Acquisition expenses	25,809	2,535	32,048	3,047
General and administrative	10,642	8,206	21,547	17,165

Total operating expenses	51,937	52,776	84,188	97,171

Operating income	47,864	23,784	111,574	52,478

Interest and other income (expense)	(24,812)	(23,947)	(52,171)	(45,389)
Income tax (expense) benefit	(563)	(40)	(938)	16

Income (loss) from continuing operations	22,489	(203)	58,465	7,105
Income (loss) from discontinued operations	—	—	—	(2)

Net income (loss)	22,489	(203)	58,465	7,103
Net income (loss) attributable to non-controlling interests	(82)	—	(161)	(65)

Net income (loss) attributable to MPT common stockholders	$22,407	$(203)	$58,304	$7,038

Earnings per common share—basic and diluted:
Income (loss) from continuing operations	$0.11	$—	$0.28	$0.04
Income (loss) from discontinued operations	—	—	—	—

Net income (loss) attributable to MPT common stockholders	$0.11	$—	$0.28	$0.04

Dividends declared per common share	$0.22	$0.21	$0.44	$0.42

Weighted average shares outstanding - basic	208,071	171,718	205,515	167,846
Weighted average shares outstanding - diluted	208,640	172,369	206,127	168,459

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
FFO information:
Net income (loss) attributable to MPT common stockholders	$22,407	$(203)	$58,304	$7,038
Participating securities’ share in earnings	(250)	(195)	(516)	(404)

Net income (loss), less participating securities’ share in earnings	$22,157	$(398)	$57,788	$6,634

Depreciation and amortization	14,956	12,442	29,712	26,131
Real estate impairment charges	—	5,974	—	5,974

Funds from operations	$37,113	$18,018	$87,500	$38,739

Write-off straight line rent	—	—	—	950
Unutilized financing fees / debt refinancing costs	—	291	238	291
Loan and other impairment charges	—	23,657	—	44,154
Acquisition costs	25,809	2,535	32,048	3,047

Normalized funds from operations	$62,922	$44,501	$119,786	$87,181

Share-based compensation	2,598	2,075	5,200	4,119
Debt costs amortization	1,394	1,144	2,771	2,193
Additional rent received in advance (A)	(300)	(300)	(600)	(600)
Straight-line rent revenue and other	(6,928)	(4,830)	(13,260)	(9,533)

Adjusted funds from operations	$59,686	$42,590	$113,897	$83,360

Per diluted share data:
Net income (loss), less participating securities’ share in earnings	$0.11	$—	$0.28	$0.04
Depreciation and amortization	0.07	0.07	0.14	0.16
Real estate impairment charges	—	0.03	—	0.03

Funds from operations	$0.18	$0.10	$0.42	$0.23

Write-off straight line rent	—	—	—	0.01
Unutilized financing fees / debt refinancing costs	—	—	—	—
Loan and other impairment charges	—	0.14	—	0.26
Acquisition costs	0.12	0.02	0.16	0.02

Normalized funds from operations	$0.30	$0.26	$0.58	$0.52

Share-based compensation	0.01	0.01	0.03	0.02
Debt costs amortization	0.01	0.01	0.01	0.01
Additional rent received in advance (A)	—	—	—	—
Straight-line rent revenue and other	(0.03)	(0.03)	(0.07)	(0.06)

Adjusted funds from operations	$0.29	$0.25	$0.55	$0.49

(A)	Represents additional rent received from one tenant in advance of when we can recognize as revenue for accounting purposes. This additional rent is being recorded to revenue on a straight-line basis over the lease life.

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) unbilled rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.